UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

On February 15, 2005, Helix Technology Corporation ("Helix") acquired all the issued and outstanding stock of IGC Polycold Systems Inc. ("Polycold") for approximately $49.2 million in cash and up to $3.3 million in transaction-related tax payments, which are currently estimated to be $515,000. Polycold is a producer of high-speed water vapor cryopumping and cryogenic cooling products based in Petaluma, California. This acquisition is taxable and has been accounted for as a purchase of a business.

The unaudited pro forma condensed combined financial information has been prepared based on estimates of the fair values of the identifiable assets and liabilities of Polycold. The fair value of intangible assets acquired from Polycold was determined by management with the assistance of an independent third-party appraiser. The impact of ongoing integration activities and adjustments to the fair value of acquired net tangible and intangible assets of Polycold could cause material differences in the information presented.

The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated as of January 1, 2004, for statement of operations purposes, and as of December 31, 2004, for financial position purposes, nor are the data necessarily indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of (i) Helix Technology Corporation included in its Form 10-K for the year ended December 31, 2004, filed on March 16, 2005, and (ii) IGC Polycold Systems Inc. included in this Form 8-K/A filing for the fiscal years ended May 30, 2004, and May 25, 2003.

Pro Forma Condensed Combined Statement of Operations
Twelve Months Ended December 31, 2004
(Unaudited)
(in thousands, except per share amounts)
	Historical

			Pro Forma		Pro Forma
	Helix(1)	Polycold(2)	Adjustments		Combined

Net sales	$159,674	$29,777	$--		$189,451
Costs and expenses:
Cost of sales	95,849	17,055	1,547	(A)	114,451
Research and development	10,826	709	160	(A)	11,695
Selling, general and administrative	35,623	3,788	705	(A)	40,116

	142,298	21,552	2,412		166,262

Operating income	17,376	8,225	(2,412)		23,189
Joint venture income	3,508	--	--		3,508
Interest income and other, net	1,065	(10)	(824)	(B)	231

Income before taxes	21,949	8,215	(3,236)		26,928
Income tax provision (benefit)	(5,562)	2,875	(1,133)	(C)	(3,820)

Net income	$27,511	$5,340	$(2,103)		$30,748

Net income per weighted average share:
Basic	$1.05				$1.18

Diluted	$1.05				$1.17

Weighted average shares:
Basic	26,110				26,110

Diluted	26,187				26,187

(1)  As reported in Helix's annual report on Form 10-K for the year ended December 31, 2004.

(2)  Derived from Polycold historical financial information for the twelve month period ended January 2, 2005.

See accompanying notes to unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Balance Sheet
December 31, 2004
(Unaudited)
(in thousands)
	Historical

			Pro Forma		Pro Forma
	Helix(1)	Polycold(2)	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$6,462	$9	$--		$6,471
Short-term investments	69,874	--	(50,306)	(D)	19,568
Accounts receivable	24,100	4,475	--		28,575
Inventories	21,595	2,736	--		24,331
Other current assets	12,044	151	--		12,195

Total current assets	134,075	7,371	(50,306)		91,140
Property, plant and equipment, net	18,940	3,209	--		22,149
Goodwill	--	--	29,463	(E)	29,463
Intangible assets, net	--	--	14,300	(F)	14,300
Other assets	16,549	--	--		16,549

Total assets	$169,564	$10,580	$(6,543)		$173,601

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,951	$408	$--		$6,359
Accrued expenses	11,966	2,428	527	(G)
			674	(H)	15,595

Total current liabilities	17,917	2,836	1,201		21,954
Retirement costs	6,403	--	--		6,403
Deferred income taxes	1,103	--	--		1,103

Stockholders' equity:
Common stock	26,114	--	--		26,114
Capital in excess of par value	76,413	--	--		76,413
Retained earnings	37,745	7,744	(7,744)	(I)	37,745
Accumulated other comprehensive income	3,869	--	--		3,869

Total stockholders' equity	144,141	7,744	(7,744)		144,141

Total liabilities and stockholders' equity	$169,564	$10,580	$(6,543)		$173,601

(1)  As reported in Helix's annual report on Form 10-K for the year ended December 31, 2004.

(2)  Derived from Polycold historical financial information as of January 2, 2005.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 1:  Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined balance sheet as of December 31, 2004, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004, are based on the historical financial statements of Helix and Polycold and give effect to the acquisition of Polycold by Helix as a purchase given the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Due to different fiscal period ends, the pro forma condensed combined balance sheet combines the historical balance sheet of Helix at December 31, 2004, and historical balance sheet of Polycold at January 2, 2005, and the pro forma condensed combined statement of operations combines the historical results of Helix for the year ended December 31, 2004, and the historical results of Polycold for the twelve months ended January 2, 2005.

The unaudited pro forma condensed combined balance sheet as of December 31, 2004, is presented to give effect to the acquisition of Polycold as if it occurred on December 31, 2004. The unaudited pro forma condensed combined statement of operations of Helix and Polycold for the year ended December 31, 2004, is presented as if the acquisition had taken place on January 1, 2004.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Helix that would have been reported had the acquisition been consummated as of the dates presented, and should not be taken as representative of future operating results or financial position of Helix. The pro forma adjustments are based upon available information and assumptions that Helix believes are reasonable under the circumstances.

The following represents the preliminary purchase price (in thousands):
Cash consideration paid	$49,200
Transaction-related tax payments	515
Direct transaction costs	591

Total preliminary purchase price	$50,306

The Company considered a number of factors to determine the purchase price allocation, including engaging a third party valuation firm to independently appraise the fair value of certain assets acquired. The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of December 31, 2004 (in thousands):

Current assets	$7,371
Property, plant and equipment	3,209
Intangible assets:
Developed technology	9,200
Trade names	1,000
Customer & distributor relationships	3,300
Consulting contract	400
Non-compete agreement	400

Total intangible assets	14,300
Goodwill	29,463
Current liabilities	(4,037)

Total preliminary purchase price allocation	$50,306

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Polycold's net tangible and intangible assets based on their estimated fair value at the acquisition date. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from the transaction is not amortized, but will be subject to an impairment test at least annually (more frequently if certain indicators are present). In the event that goodwill is impaired, Helix will incur an impairment charge for the amount of impairment during the fiscal quarter in which the determination is made that goodwill is impaired.

In connection with the closing of the transaction, Helix could incur additional integration-related expenses not reflected in the pro forma financial information. These may include the elimination of duplicative facilities, operational realignment expenses and related workforce reductions. Such costs would generally be recognized as a liability assumed as of the acquisition date resulting in additional goodwill if these costs relate to facilities or workforce previously aligned to Polycold and would be expensed if these costs relate to facilities or workforce previously aligned with Helix.

Note 2:  Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)  Represents the amortization of intangible assets established as part of the purchase price allocation. Intangible assets are amortized based on the pattern in which the estimated economic benefits of the intangible assets are consumed over the following number of years:
Developed technology	4-8 years
Trade names	6 years
Customer and distributor relationships	7-9 years
Consulting contract	4 years
Non-compete agreement	5 years

(B)  Represents the reduction of interest income resulting from cash consideration, transaction-related tax payments and direct transaction costs paid by Helix to purchase Polycold.

(C)  Represents the tax effect of the transaction based upon the statutory income tax rate of 35%.

(D)  Represents the cash consideration paid, transaction-related tax payments and estimated direct transaction costs to acquire the outstanding shares of Polycold.

(E)  Represents the preliminary fair value of goodwill created from the transaction.

(F)  Represents the fair value of the amortizable intangible assets acquired from Polycold.

(G)  Represents the adjustment for change of control arrangements for Polycold personnel.

(H)  Represents an accrual associated with the above-market lease rate related to an assumed operating lease for Polycold's facility.

(I)  Represents the elimination of Polycold's equity accounts.

There were no intercompany balances or transactions between Helix and Polycold. No pro forma adjustments were required to conform Polycold's accounting policies to Helix's accounting policies.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Helix and Polycold filed consolidated income tax returns during the period presented.